Exhibit 2.1

Execution Copy

STRICTLY CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

THE GYMBOREE CORPORATION

and

ZEAVION HOLDING PTE. LTD.

Dated as of June 28, 2016

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-ii-

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 28, 2016, by and among Zeavion Holding Pte. Ltd., a Singapore limited liability company (“Buyer”) and The Gymboree Corporation, a Delaware corporation (“Seller”).

WHEREAS, Seller owns all of the issued and outstanding shares of Gymboree Play Programs, Inc., a California corporation (the “Company”), which as of the date hereof consists of 100 shares of common stock, no par value (the “Purchased Shares”);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Purchased Shares;

WHEREAS, Gym-Mark, Inc., a California corporation (the “IP Company”) is a wholly-owned Subsidiary of Seller and owns, among other things, (i) certain trademarks and other Intellectual Property to be transferred and licensed to Buyer pursuant to the terms of the License Agreement (as defined below); and (ii) the Newco Marks (as defined in the License Agreement) to be assigned after the Closing after issuance of registrations for them to NEWCO and licensed to Buyer (or its Affiliates) and IP Company as set forth in the License Agreement;

WHEREAS, subject to the terms and conditions set forth herein, Buyer and IP Company desire to enter into a trademark license and assignment agreement in the form attached hereto as Exhibit A (the “License Agreement”) to (i) grant to Buyer an irrevocable, perpetual, non-royalty bearing, fully paid, worldwide license for the right to use certain Intellectual Property owned by the IP Company (the “Licensed Assets”); (ii) sell, transfer and assign to Buyer the Intellectual Property set forth on Schedule 3 attached thereto (the “Assigned Assets”); and (iii) set forth the terms under which the Newco Marks, after issuance of registrations for them, will be assigned to NEWCO and licensed to Buyer (or its Affiliate) and IP Company (such assignment and license, the “Newco Marks Assignment and License”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Buyer has paid (or caused to be paid) US$20,000,000 (the “Deposit”) by wire transfer of immediately available funds into Seller’s bank account identified to Buyer prior to the date hereof (a) as a deposit toward the Closing Payment, in the event the Closing occurs, or (b) as collateral and security for the payment of the Termination Fee in the event the Termination Fee becomes payable pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto each agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

Section 1.01. Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of the Purchased Shares free and clear of all Liens in exchange for the payment of the Purchase Price as described in Section 1.02.

Section 1.02. Purchase Price.

(a) The aggregate consideration for the purchase and sale of the Purchased Shares hereunder and the consummation of the Contemplated Transactions will be (the “Purchase Price”) calculated as follows:

(i) US$127,500,000,

(ii) plus Cash,

(iii) minus the aggregate amount of Indebtedness of the Company,

(iv) plus the amount, if any, by which the Net Working Capital of the Company at the Closing Time exceeds the Net Working Capital Upper Target;

(v) minus the amount, if any, by which the Net Working Capital of the Company at the Closing Time is less than the Net Working Capital Lower Target;

(vi) minus the amount of the Deposit actually paid by Buyer to Seller.

(b) At least two Business Days prior to the Closing Date, Seller will deliver to Buyer its good faith estimate of the Purchase Price (the “Closing Payment”), which amount shall be paid by Buyer at the closing of the Contemplated Transactions (the “Closing”) pursuant to Section 1.04(c)(i).

(c) The parties agree that for accounting and tax purposes, the Purchase Price shall be allocated among the Purchased Shares, the Licensed Assets and Assigned Assets, and the Newco Marks Assignment and License as follows: (i) US $71,370,000 to the Assigned Assets and Licensed Assets, (ii) US $30,000 to the Newco Marks Assignment and License, and (iii) the remainder of the Purchase Price to the Purchased Shares.

Section 1.03. Conditions Precedent.

(a) The Closing shall be conditional on each of the following conditions (collectively, the “Conditions Precedent”) having been fulfilled (or waived by Buyer and Seller, if capable of being waived):

(i) Concurrently with the Closing, the closing of the transactions contemplated by the Share Purchase Agreement, dated as of June 26, 2016, by and between Buyer and Gymboree Investment Holdings L.P. shall be consummated (the “Chinese Sale Closing”).

(ii) No applicable Law or nonappealable final order, judgment or decree of any competent Governmental Body shall prohibit or otherwise render unlawful the Closing.

(iii) Seller will have obtained and delivered to Buyer lien release documentation providing for the release of any Liens on any of the Purchased Shares or the Assigned Assets arising under Seller’s existing credit facilities.

(b) Seller and Buyer shall use their respective reasonable efforts to procure the satisfaction of the Conditions Precedent (to the extent within their respective power) as soon as possible after the date hereof.

(c) If Seller or Buyer becomes aware of any event or circumstance that will or may reasonably likely prevent any of the Conditions Precedent from being satisfied by the Long Stop Date, Seller or Buyer (as the case may be) shall promptly notify the other party in writing.

Section 1.04. The Closing.

(a) The Closing will take place remotely via the electronic exchange of documents and signatures on the fifth Business Day after all Conditions Precedent have been satisfied or waived (other than any Conditions Precedent which are to be satisfied on the Closing Date) and in any event contemporaneously with the Chinese Sale Closing, or such other date as may be otherwise agreed by the parties in writing (such date of the Closing, the “Closing Date”).

(b) At the Closing, Seller shall deliver or caused to be delivered to Buyer:

(i) a certified copy of a resolution of the board of directors (or special committee thereof) of Seller, authorizing the execution of and performance by Seller and IP Company of their respective obligations under this Agreement and the License Agreement;

(ii) copies of valid resignation, waiver and release letters (in the form attached as Exhibit B hereto) duly signed by each director nominated by Seller currently serving on the board of directors of the Company, with such resignations to take effect immediately upon Closing (and with originals of such letter to be provided as soon as practicable following Closing if requested by Buyer);

(iii) at such places where the following documents and records are kept in the ordinary course of business (as and if applicable and to the extent within its possession), the certificate of incorporation, business license (or statutory equivalent), all registers, company seals, minutes and other corporate records of the Company;

(iv) evidence of the termination of the Master Franchise Agreement and any intercompany agreements set forth on Schedule 1.04(b)(iv);

(v) a customary stock power with respect to the transfer of the Purchased Shares to Buyer and the original share certificate of the Company issued to Seller indicating Seller is the owner of the Purchased Shares;

(vi) a certificate, in the form prescribed by U.S. Treasury Regulations Section 1.1445-2(b)(2) and in substance reasonably acceptable to Buyer, for Seller certifying that Seller is not a foreign person for purposes of such regulations; and

(vii) each Transaction Document, executed by Seller or its applicable Affiliate.

(c) At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) by wire transfer of immediately available funds, the Closing Payment, to the account(s) specified by Seller to Buyer at least two Business Days prior to the Closing;

(ii) each Transaction Document, executed by Buyer or its appropriate affiliate;

(iii) a certified copy of the resolution of the board of directors or the shareholders of Buyer, authorizing the execution of and performance by Buyer of its obligations under this Agreement and the License Agreement.

Section 1.05. Closing Payment Adjustment.

(a) As promptly as possible, but in any event within 60 days after the Closing Date, Seller will prepare and deliver to Buyer, (i) an unaudited balance sheet of the Company as of the Closing Time (but excluding any effect of the consummation of the Contemplated Transactions) and (ii) its calculation in reasonable detail of Cash, Indebtedness, and Net Working Capital that is derived therefrom together with any supporting documentation and the Purchase Price resulting therefrom (together, the “Closing Statement”); provided that, in the event Buyer or the Company does not provide any papers or documents reasonably requested by Seller or any of its representatives within five Business Days of request therefor (or such shorter period as may remain in such 60 day period), such 60 day period will be automatically extended by one Business Day for each additional day required for Buyer or the Company to reasonably respond to such request; and provided, further, that the Net Working Capital set forth in the Closing Statement shall include amounts for each of the line items set forth on the Net Working Capital Calculation Schedule. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness and Net Working Capital and the accounting principles and practices referred to therein. The Closing Statement will entirely disregard (i) any and all effects on the Company (including the assets and liabilities of the Company) as a result of the Contemplated Transactions or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the Contemplated Transactions, and (ii) any of the plans, transactions, funding, payments or changes which Buyer initiates or makes or causes to be initiated or made at or after the Closing with respect to the Company or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(b) Buyer will, and, from and after the Closing will cause the Company to, (i) provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their preparation of the Closing Statement, and (ii) reasonably cooperate with Seller and its representatives in connection with such preparation, including providing on a timely basis all other information necessary or useful in connection with the preparation of the Closing Statement as is requested by Seller or its representatives. Buyer shall have the right to dispute any or all of information set forth in the Closing Statement by delivering to Seller a statement (a “Dispute Statement”), which will identify in reasonable detail those items to which Buyer objects (the “Disputed Items”). If a Dispute Statement is not delivered to Seller within 30 days after Buyer’s receipt of the Closing Statement, the Closing Statement as prepared by Seller will be final and binding. In the event a Dispute Statement is delivered by Buyer to Seller, Seller and Buyer will negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within 30 days after the delivery of the Dispute Statement to Seller (“Negotiation Failure”), Seller and Buyer will submit any unresolved Disputed Items to the Accounting Firm within ten Business Days of the Negotiation Failure. In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement, in the case of Seller, or a Dispute Statement, in the case of Buyer, (which in the case of each party may be a Closing Statement or Dispute Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to Buyer, or the Dispute Statement delivered to Seller, as applicable) together with such supporting documentation as it deems appropriate (collectively, the “Final Statements”), to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution. The Accounting Firm will resolve such dispute by choosing, in its entirety, either the Dispute Statement submitted by Buyer (as revised in accordance with the preceding sentence, if revised at all) or the Closing Statement submitted by Seller (as revised in accordance with the preceding sentence, if revised at all), and will make no other resolution of such dispute (including by combining elements of the respective Final Statements submitted by the parties or by reviewing matters which were not submitted to the Accounting Firm for resolution). Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Final Statements prepared by Seller and Buyer. The Final Statement selected by the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid by the party whose Final Statement is not chosen by the Accounting Firm in its resolution of the dispute; provided, however, that if the Accounting Firm is engaged but the Disputed Items are resolved between Seller and Buyer before the Accounting Firm completes its work, Buyer and Seller will each pay 50% of the costs and expenses of the Accounting Firm. As used herein, (a) the “Final Closing Statement” shall mean the Closing Statement (i) as adjusted to reflect any changes mutually agreed to by the parties, (ii) in the event reviewed by the Accounting Firm, as determined by the final, binding and non-appealable decision of the Accounting Firm and (iii) in the event a Dispute Statement is not timely delivered by Buyer, the Closing Statement originally delivered by Seller pursuant to Section 1.05(a), in each case, pursuant to this Section 1.05 and (b) the amount set forth on the line item “Accounts Receivable – Unaffiliated Third Parties” in the Net Working Capital section of the Final Closing Statement is referred to herein as the “Final Accounts Receivable Balance”. The Final Accounts Receivable Balance is subject to adjustment in accordance with Section 6.06.

(c) Following the determination of the Final Closing Statement in accordance with Section 1.05(b), the Purchase Price shall be recalculated (as set forth in Section 1.02(a)) using the final amounts of Cash, Indebtedness and Net Working Capital set forth thereon (the “Final Purchase Price”) in lieu of the estimated figures used to determine the Closing Payment:

(i) if the Final Purchase Price is greater than the Closing Payment, then, within five Business Days after such determination, Buyer will pay to the account specified by Seller, by wire transfer of immediately available funds, an amount equal to such excess; and

(ii) if the Final Purchase Price is less than the Closing Payment, then, within five Business Days after such determination, Seller will pay to the account specified by Buyer, by wire transfer of immediately available funds, an amount equal to such difference.

(d) For the avoidance of doubt, any payments made pursuant to the foregoing shall be deemed to be adjustments to the Purchase Price.

Section 1.06. Realized Accounts Receivable Post-Closing Payment Adjustment.

(a) As promptly as possible, but in any event within 30 days after the 9 month anniversary of the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Realized Accounts Receivable Statement”), in reasonable detail, of the Final Accounts Receivable Balance that were actually collected by the Company on or prior to the 9 month anniversary of the Closing Date (the “Realized Accounts Receivable”). The Realized Accounts Receivable Statement will be prepared in a manner consistent with the Company’s accounting principles and practices regarding accounts receivable in effect prior to the Closing. Buyer will, and (from and after the Closing) will cause the Company to, (i) provide Seller and its representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of Seller’s preparation of the Realized Accounts Receivable Statement, and (ii) cooperate fully with Seller and its representatives in connection with such preparation, including providing on a timely basis all other information necessary in connection with the preparation of the Realized Accounts Receivable Statement as is requested by Seller or its representatives. Buyer shall have the right to dispute any or all of information set forth in the Realized Accounts Receivable Statement by delivering to Seller a statement (an “AR Dispute Statement”), which will identify in reasonable detail those items to which Buyer objects (the “AR Disputed Items”). If an AR Dispute Statement is not delivered to Seller within 30 days after Buyer’s receipt of the Realized Accounts Receivable Statement, the Realized Accounts Receivable Statement as prepared by Seller will be final and binding. In the event an AR

Dispute Statement is delivered by Buyer to Seller, Buyer and Seller will negotiate in good faith to resolve the AR Disputed Items, but if they do not reach a final resolution within 30 days after the delivery of the AR Dispute Statement to Seller (an “AR Negotiation Failure”), Buyer and Seller will submit any unresolved AR Disputed Items to the Accounting Firm within ten Business Days of the AR Negotiation Failure. The Accounting Firm shall be mutually engaged by Seller and Buyer and shall have the privileges, powers and immunities of an arbitrator. In the event the parties submit any unresolved AR Disputed Items to the Accounting Firm, each party will submit a Realized Accounts Receivable Statement, in the case of Seller, or an AR Dispute Statement, in the case of Buyer, (which in the case of each party may be a Realized Accounts Receivable Statement or AR Dispute Statement, as applicable that, with respect to the unresolved AR Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Realized Accounts Receivable Statement initially submitted to Buyer, or the AR Dispute Statement delivered to Seller, as applicable) together with such supporting documentation as it deems appropriate (collectively, the “Final AR Statements”), to the Accounting Firm within 30 days after the date on which such unresolved AR Disputed Items were submitted to the Accounting Firm for resolution. The Accounting Firm will resolve such dispute by choosing, in its entirety, the Final AR Statement proposed by either Seller or Buyer, and will make no other resolution of such dispute (including by combining elements of the Final AR Statements submitted by both parties). Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Accounting Firm receives the Final AR Statements prepared by Seller and Buyer. The Final AR Statement selected by the Accounting Firm will be final, binding and non-appealable by the parties. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid by the party whose Final AR Statement is not chosen by the Accounting Firm in its resolution of the dispute; provided, however, that if the Accounting Firm is engaged but the AR Disputed Items are resolved between Seller and Buyer before the Accounting Firm completes its work, Buyer and Seller will each pay 50% of the costs and expenses of the Accounting Firm. As used herein, the Realized Accounts Receivable Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to this Section 1.06, is referred to herein as the “Final Realized Accounts Receivable Statement” and the Realized Accounts Receivable as set forth therein is referred to herein as the “Final Realized Accounts Receivable”.

(b) Following the determination of the Final Realized Accounts Receivable Statement:

(i) if the Final Realized Accounts Receivable is greater than the sum of (x) the Final Accounts Receivable Balance plus (y) US$100,000 (such sum, the “AR Ceiling”), then, within five Business Days after such determination, Buyer will pay to the account specified by Seller, by wire transfer of immediately available funds, an amount equal to the excess of the Final Realized Accounts Receivable over the AR Ceiling; and

(ii) if the amount equal to (x) the Final Accounts Receivable Balance minus (y) US$100,000 (such amount, the “AR Floor”) is greater than the Final Realized Accounts Receivable, then, within five Business Days after such determination, Seller will pay to the account specified by Buyer, by wire transfer of immediately available funds, an amount equal to the excess of the AR Floor over the Final Realized Accounts Receivable.

(c) For the avoidance of doubt, (i) any payments made pursuant to the foregoing shall be deemed to be adjustments to the Purchase Price; and (ii) this Section 1.06 sets forth the sole and exclusive remedy of Buyer with respect to any alleged Damages associated with any representations and warranties or covenants of Seller set forth in this Agreement related to the Final Accounts Receivable Balance and the Realized Accounts Receivable.

Section 1.07. Withholding. Except as may otherwise be expressly set forth herein, all payments to be made by Buyer or Seller under this Agreement shall be made free and clear and without deduction of all present and future withholdings, including in respect of any Tax.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer on the date hereof and on the Closing Date (except to the extent any such representation or warranty is specified as being made as of a different date, as of such date) as follows, except as Disclosed (other than in respect of the Fundamental Warranties):

Section 2.01. Organization and Corporate Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of California.

Section 2.02. Authorization. Seller is a duly organized and validly existing corporation under the laws of the State of Delaware. Seller has the corporate or similar power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to perform its obligations under this Agreement and such other Transaction Documents. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 2.03. No Breach. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party do not and will not (i) violate the organizational documents of Seller or the Company, (ii) conflict with or result in any breach of, constitute a default under, result in the creation of any lien, security interest, charge or encumbrance upon any material portion of the assets of the Company, or (iii) require any action by or filing with any Governmental Body, except for, in the case of the foregoing clauses (ii) and (iii), such matters that would not have a material adverse effect on the ability of Seller to perform any of its material obligations under this Agreement or any other Transaction Document to which it is a party, or in the case of the foregoing clause (iii), such matters that would not be material to the Company.

Section 2.04. Ownership. Seller is the sole record and legal owner of the Purchased Shares. On the Closing Date, Seller will transfer to Buyer valid title to the Purchased Shares free and clear of all Liens.

Section 2.05. Capitalization and Subsidiaries.

(a) The authorized share capital of the Company consists of 1,000 shares of common stock, no par value (the “Shares”), of which, as of the date hereof, only the Purchased Shares are issued and outstanding. All of such issued and outstanding Shares are duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive rights.

(b) There are no outstanding options, warrants or other rights of any Person to acquire, or obligating Seller or the Company to issue or sell, any Shares or any other equity securities of, or any equity interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Company. Unless otherwise Disclosed, the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c) The Company has no Subsidiaries. The Company owns no equity securities of or interests in any Person.

Section 2.06. Financial Statements. The (a) unaudited balance sheets of the Company as at January 31 in each of the years 2014 and 2015 and(b) unaudited (i) balance sheets of the Company as of January 31, 2016 (the “Last Accounts Date”) and (ii) related statements of income and cash flows for the period then ended (such financial statements, collectively, the “Financial Statements”) present fairly in all material respects the respective financial position, cash flows and results of operations of the Company as of the time and for the period referred to therein and were prepared consistent with Seller’s and the Company’s historical accounting policies and practices.

Section 2.07. Position Since Last Accounts Date. Between the Last Accounts Date and the date of this Agreement, except as contemplated or permitted by this Agreement (including any applicable Permitted Actions):

(a) there has been no Material Adverse Effect; and

(b) except for the transactions contemplated by this Agreement, the Company has carried on its business in the ordinary course in all material respects consistent with past practice.

Section 2.08. No Undisclosed Liabilities. As of the date of this Agreement, there are no actual or contingent liabilities of the Company except for: (i) liabilities disclosed or provided for in the Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Last Accounts Date, (iii) liabilities not required under GAAP to be shown in the Financial Statements for reasons other than the contingent nature thereof, (iv) other liabilities that, when taken together, do not result in a Material Adverse Effect, and/or (v) Disclosed liabilities.

Section 2.09. Accounting and Other Records. All corporate books and records of the Company have been maintained in all material respects in accordance with applicable Law and are in the possession or under the control of the Company or its Affiliates.

Section 2.10. Properties.

(a) The Company does not own any material real property. In relation to any Disclosed leases under which the Company has leased real property, as of the date of this Agreement, to Seller’s Knowledge:

(i) the Company has not received a written notice alleging a material breach of any material covenants, conditions and agreements contained in such lease, on the part of the tenant; and

(ii) the Company has not received a written notice of eviction from any tenancy.

Section 2.11. Insurance. A summary or description of insurance maintained by or covering the Company that is material to the Company has been Disclosed. To Seller’s Knowledge, no written notices have been received by the Company that any material insurance policy covering the Company is void or voidable, and all premiums payable to date on such insurance policies have been paid. To Seller’s Knowledge, there are no material claims by the Company under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 2.12. Tax Matters. Except as otherwise Disclosed:

(a) With respect to each of the past five fiscal years, the Company has within the time limits prescribed by relevant applicable laws filed all income Tax Returns and other material Tax Returns that are required to be filed by it and has paid or made appropriate reserves for all Taxes shown thereon as due and owing, in each case of the foregoing in all material respects.

(b) Seller, for each taxable period during which the Company was a member of Seller’s Affiliated Group, has within the time limits prescribed by relevant applicable laws filed all income Tax Returns that are required to be filed by it and has paid or made appropriate reserves for all income Taxes shown thereon as due and owing, in each case of the foregoing in all material respects.

(c) The Company (i) has not been a member of any affiliated group filing a consolidated Tax Return (other than Seller’s Affiliated Group or a group the common parent of which was Seller) or of any affiliated, consolidated, combined or unitary group, as defined under applicable state, local or foreign Law (other than Seller’s Affiliated Group or a group the common parent of which was Seller) or (ii) has no liability for the Taxes of any Person (other than Seller’s Affiliated Group or a group the common parent of which was Seller) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law).

(d) No written claim or deficiency for any material amount of Taxes has been asserted against the Company, or for which the Company would reasonably be expected to be liable, which has not been resolved and/or paid in full.

(e) There are no Liens for a material amount of Taxes (other than for current Taxes not yet due and payable) or the amount or validity of which are being contested in good faith by appropriate proceedings upon the assets of the Company.

(f) As of the date of this Agreement, to Sellers’ Knowledge there is no material dispute or material claim pending concerning any Tax liability or Tax Return of the Company that has been claimed or raised by any taxing authority in writing.

(g) No representations or warranties are made by Seller as to any matters relating to Taxes except as solely set forth in this Section 2.12 and Section 2.17(b).

Section 2.13. Contracts.

(a) Except as otherwise Disclosed, as of the date of this Agreement, the Company is not party to any written agreements (i) for the lease of personal or real property to or from any Person providing for lease payments in excess of US$100,000 per annum or (ii) under which the Company has incurred, assumed or guaranteed any indebtedness for borrowed money from a third party outside of the ordinary course of business.

(b) Each material franchise agreement to which the Company is a party is referred to herein as a “Material Contract” and, collectively, the “Material Contracts”. As of the date of this Agreement except as would not be material to the Company, (i) to Seller’s Knowledge, each Material Contract is valid and binding on each of the parties thereto, (ii) the Company is not in default under any Material Contract, and (iii) no written notice of termination has been received by the Company in respect of a Material Contract.

(c) To Seller’s Knowledge, except as Disclosed, the Company is not a party to any agreement which is not in the ordinary course of business that is not on arm’s lengths terms, other than intercompany accounts between Seller or its Affiliates, on the one hand, and the Company, on the other hand, that will be settled at or prior to the Closing.

(d) Seller has Disclosed all outstanding franchise agreements (excluding franchise agreements in the United States and Canada) to which the Company is a party. Seller has Disclosed a list of all franchise agreements in the United States and Canada as of May 31, 2016 to which the Company is a party.

Section 2.14. Intellectual Property.

(a) Except as otherwise Disclosed, (i) to Seller’s Knowledge, the Company is not currently infringing on the Intellectual Property rights of any other Person in any material respect, and (ii) to Seller’s Knowledge, no material Intellectual Property owned by the Company and used in the conduct of the Company’s business as of the date of this Agreement is subject to any outstanding judgment, injunction, order or decree of a Governmental Body restricting the use or license thereof in any material respect; and (iii) to Seller’s Knowledge, no material Intellectual Property owned by the Company or the IP Company and used in the conduct of the Company’s business is being infringed by any third party.

(b) No licensed Intellectual Property rights (for the avoidance of doubt, not including any licensed rights under any Material Contract) granted to the Company and that is material to the business of the Company has been adjudged invalid or unenforceable. To Seller’s Knowledge, none of the parties to any such license is in default thereof in any material respect and no written notice of termination in respect thereof has been received by the Company. To Seller’s Knowledge, as of the date of this Agreement, there are no disputes regarding such licenses.

(c) All material IT Systems are owned by, or validly licensed, leased or supplied to the Company pursuant to IT Contracts. To Seller’s Knowledge, except as would not have a Material Adverse Effect, as of the date of this Agreement, (i) the Company is not in default under any IT Contract, (ii) no event has occurred that has triggered a currently exercisable right of termination by a counterparty to an IT Contract, and (iii) no written notice of termination in respect of any IT Contract has been received by the Company.

(d) To Seller’s Knowledge, the Company has not within the two years before the date of this Agreement received any written notice from any Governmental Body alleging material noncompliance with any applicable data protection Laws.

(e) Except for those under the License Agreement, no representations or warranties are made by Seller as to any matters relating to Intellectual Property, IT Systems or data protection except as solely set forth in this Section 2.14.

Section 2.15. Litigation. Except as otherwise Disclosed, as of the date of this Agreement, there are no suits or proceedings or governmental, regulatory or other official investigations pending or, to Seller’s Knowledge, overtly threatened in writing against or affecting the Company, before or by any Governmental Body.

Section 2.16. Compliance with Laws. The Company is in compliance with all applicable laws, except where the failure to comply would not have a Material Adverse Effect. Except as Disclosed, the Company has all material authorizations, licenses and permits which are required for the operation of its business as presently conducted. Except as Disclosed, the Company is not currently as of the date of this Agreement in default or violation of any term, condition or provision of any authorization, license or permit to which it is a party, except where such default or violation would not be material to the Company. To Seller’s Knowledge, except as Disclosed, there are no circumstances that as of the date of this Agreement would result in any of such authorizations, licenses and permits being revoked or not renewed, in whole or in part, in the ordinary course, except where such failure would not have a Material Adverse Effect. To Seller’s Knowledge, the Company is not in default under any applicable statute, regulation, order, decree or judgment of any Governmental Body, except as would not be material to the Company. Except as would not be reasonably expected to have a Material Adverse Effect, neither the Company, nor any manager, director or officer of the Company acting for or on behalf of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 2.17. Employment.

(a) Except as would not have a Material Adverse Effect, the Company is in compliance in all material respects with all applicable laws, statutes, regulations, and judicial orders regarding employment termination, conditions of service or relations with, its employees or any recognized trade union.

(b) Except as would not have a Material Adverse Effect, the Company is in compliance with all applicable laws regarding employee compensation, wages, withholding and paying of Taxes, social insurance contributions and other required contributions to relevant Governmental Bodies.

(c) The Company does not maintain, sponsor, or contribute to, is not required to contribute to and has no material liability for premiums or benefits under any material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, that is in effect and covers one or more employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons.

(d) Within the last six years, neither Seller nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. In the past three (3) years, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(f) There are no actions against the Company pending, or to Seller’s Knowledge, that have been threatened to be brought or filed within the past three (3) years, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 2.18. Insolvency. Neither Seller nor the Company is involved in any pending judicial, administrative or voluntary procedures with respect to winding-up, reorganization (except as may be contemplated by this Agreement and Contemplated Transactions), insolvency, bankruptcy, liquidation, dissolution and any other similar procedures.

Section 2.19. Brokerage. Except as otherwise Disclosed, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller or the Company that would result in any liability to the Company.

Section 2.20. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2, SELLER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO BUYER OR ANY AFFILIATE THEREOF, AND SELLER HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS OR WARRANTIES. BUYER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and on the Closing Date as follows:

Section 3.01. Organization and Power. It is a limited liability company duly organized and validly existing under the laws of Singapore, with full power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and perform its obligations under this Agreement and such other Transaction Documents.

Section 3.02. Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by it and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite action on the part of it, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.03. No Breach. The execution, delivery and performance of this Agreement do not and will not (i) violate its organizational documents, (ii) conflict with or result in any breach of, constitute a default under, result in the creation of any lien, security interest, charge or encumbrance upon any of its material assets, or (iii) require any action by or filing with any Governmental Body (including any action or filing with any Government Antitrust Entity), except for, in the case of the foregoing clauses (ii) and (iii), such matters that would not have a material adverse effect on the ability of Buyer to perform any of its material obligations under this Agreement.

Section 3.04. Litigation. There are no suits or proceedings pending or, to its knowledge, overtly threatened in writing against or affecting it, before or by any Governmental Body, which would materially adversely affect its ability to perform any of its obligations hereunder or the consummation of the Contemplated Transactions.

Section 3.05. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer.

Section 3.06. Representations Regarding Purchased Shares.

(a) The Purchased Shares are being acquired for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the United States Securities Act of 1933 (the “Securities Act”), and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.

(b) Buyer either is (a) an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (b) is not a “U.S. person”, as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act.

(c) Buyer and its advisors have been furnished with all information regarding the Purchased Shares, the Company and its management, and all other materials relating to the business, financial condition, results of operations, management and operations of the Company and materials relating to the sale of the Purchased Shares which have been requested by Buyer or its advisors, and considered all factors Buyer deems material in deciding on the advisability of investing in the Purchased Shares. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company.

(d) Buyer understands that the Purchased Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein.

Section 3.07. Financing. Buyer has and will at all times prior to Closing have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price in full at Closing and any other amounts to be paid by it hereunder.

ARTICLE 4

SELLER COVENANTS PRIOR TO CLOSING

Section 4.01. Conduct of Business. From the date hereof until Closing or termination of this Agreement in accordance with its terms, Seller shall (i) use commercially reasonable efforts to ensure that the Company conducts its business in the ordinary course consistent with past practice in all material respects, and (ii) without limiting the generality of the foregoing, ensure that, except (w) for any Permitted Actions, (x) with Buyer’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, (y) as otherwise provided for or contemplated by, or otherwise necessary for Seller to undertake any of its obligations under, this Agreement, or (z) as may be required by applicable Law:

(a) the Company does not settle any litigation or arbitration proceedings against it in any manner that would result in a Material Adverse Effect; or

(b) the Company does not create any Lien over any portion of its assets material to the Company except with respect to Liens (i) for Taxes, assessments and similar charges that are not yet due or are being contested in good faith, (ii) mechanic’s, materialman’s and similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iii) incurred in the ordinary course of business consistent with past practice, or (iv) other Liens which would not have a Material Adverse Effect.

Section 4.02. Buyer Access. From the date hereof until the Closing Date (or termination of this Agreement in accordance with its terms), Seller shall provide Buyer’s representatives (including its employees, directors, financial advisers, legal advisers and accountants) with reasonable access to (i) books and records of the Company and (ii) the premises used by, and management of, the Company; provided that the foregoing access by Buyer shall be with reasonably advanced notice to a person(s) designated by Seller after the date hereof and conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information or records of the Company which in Seller’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability, and the foregoing shall not be construed to grant Buyer access to any customers, franchisees, suppliers, distributors or other business relations of the Company without Seller’s prior written consent.

ARTICLE 5

INTENTIONALLY OMITTED

ARTICLE 6

OTHER COVENANTS

Section 6.01. Access to Books and Records. From and after the Closing, Buyer will cause the Company to provide Seller and its authorized representatives with reasonable access, during normal business hours, to the personnel, books and records of the Company with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the Contemplated Transactions. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

Section 6.02. Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Contemplated Transactions. Seller agrees to, before the Closing, and Buyer agrees to, after the Closing, cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions on the terms and conditions set forth herein.

Section 6.03. Termination of Master Franchise Agreement. Seller shall cause the Master Franchise Agreement and any other agreement listed on Schedule 1.04(b)(iv) to be terminated with effect as of Closing.

Section 6.04. Resignations. Seller will deliver to Buyer the resignations of all directors of the Company who will be officers, directors or employees of Seller or any of its Affiliates (excluding the Company) after the Closing Date from their positions with the Company with effect as of the Closing Date.

Section 6.05. Director and Officer Liability and Indemnification.

(a) For a period of six years after the Closing, Buyer will not, and will not permit the Company to, amend, repeal or modify any provision in the Company’s articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, a “D&O Indemnified Person”) (unless required by law), it being the intent of the parties that the current and former officers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law.

(b) In addition to the other rights provided for in this Section 6.05 and not in limitation thereof, from and after the Closing, Buyer will, and will cause the Company (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to Buyer or the Company or any of its Subsidiaries), the D&O Indemnified Persons against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of the Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Contemplated Transactions) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Any D&O Indemnifiable Claims will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Agreement, “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) At the Closing, Seller will (at Buyer’s expense) obtain and Buyer will maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable to the D&O Indemnified Persons as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, or will cause the Company to not, cancel or change such insurance policies in any respect.

(d) Without limiting the foregoing, Buyer agrees to ensure that (i) the D&O Indemnifying Parties shall be the indemnitors of first resort under each of the applicable indemnity obligations described herein with respect to the D&O Indemnified Persons (i.e., their obligations to the D&O Indemnified Persons shall be primary and any obligation of Seller (or any Affiliate thereof other than the Company) to provide advancement or indemnification for the same D&O Costs incurred by the D&O Indemnified Persons are secondary), and (ii) if Seller (or any Affiliate thereof other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract or otherwise) with such D&O Indemnified Persons, then (x) Seller (or its Affiliates, as the case may be) shall be fully subrogated to all rights of such D&O Indemnified Persons with respect to such payment and (y) Buyer shall, or shall cause the Company to, fully indemnify, reimburse and hold harmless such Seller (or its Affiliate, as the case may be) for all such payments actually made by it. Buyer further agrees to cause the Company to unconditionally and irrevocably waive, relinquish and release, and to otherwise not exercise any rights that the Company may now have or hereafter acquire against Seller (or Affiliate thereof) or any D&O Indemnified Person that arise from or relate to the existence, performance or enforcement of any indemnification obligations of a D&O Indemnifying Party pursuant to this Agreement or otherwise, including, without limitation, any right of subrogation (whether pursuant to contract or common law), reimbursement, exoneration, contribution or indemnification, or to be held harmless, and any right to participate in any claim or remedy of a D&O Indemnified Person against Seller (or any Affiliate thereof) or another D&O Indemnified Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 6.06. Buyer Covenants Regarding Company Accounts Receivable.

(a) Buyer shall cause the Company to continue to manage and collect its accounts receivable in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, until such time as 100% of the accounts receivable of the Company as of the Closing (the “Specified Accounts Receivable”) has been collected, neither Buyer nor the Company shall agree to any (i) forgiveness or discounting of any Specified Accounts Receivable, or (ii) other changes in payment terms, in particular the due date for payment of such Specified Accounts Receivable.

(b) Notwithstanding anything herein to the contrary, Buyer shall and shall cause the Company to use their respective best efforts (at the expense of Buyer or the Company) in order to collect 100% of the Final Accounts Receivable Balance as promptly as possible following the Closing Date. Without limiting the generality of the foregoing, Buyer shall (and shall cause the Company to) engage outside counsel to assist in the collection of the Final Accounts Receivable Balance which are unpaid more than 45 days following the Closing Date and, in the event a portion of the Final Accounts Receivable Balance represented by a franchisee of the Company remains outstanding as of the date that is six (6) months following the Closing Date, to the extent requested by Seller in writing, the Company shall take all actions reasonably necessary in order to cause such specified franchisee’s franchise agreement with the Company to be terminated. If any franchisee’s (each, a “Specified Franchisee” and collectively, the “Specified Franchisees”) franchise agreement with the Company is not terminated as contemplated by the immediately preceding sentence, then for purposes of this Agreement (including, without limitation, Section 1.06), as of any date of determination, the Final Accounts Receivable Balance will be automatically reduced by the outstanding accounts receivable that remains uncollected from all Specified Franchisees.

Section 6.07. Covenants Regarding Removing Intercompany Arrangements. Buyer and the Company will cooperate, as and to the extent reasonably requested by Seller, in connection with the removal and unwinding of all intercompany arrangements existing prior to the Closing (collectively, the “Intercompany Arrangements”). Notwithstanding the generality of the foregoing, Buyer shall and, following the Closing shall cause the Company to, provide all documentation, support and other assistance requested by Seller in order to facilitate funds transfers, journal entries, and related matters associated with the removal and unwinding of all Intercompany Arrangements, including the funds transfers and other transactions detailed on Section 2.07(b) of the Disclosure Schedule.

ARTICLE 7

SURVIVAL; LIMITATIONS

Section 7.01. Time Limits. Neither Seller nor the IP Company shall be liable for any claim under or otherwise in connection with this Agreement, the License Agreement, or the Employee Lease Agreement or the transactions contemplated hereby or thereby (any such claim, other than any claim for breach of, or otherwise arising under, the Transition Services Agreement, a “Claim”) unless Seller or IP Company, as applicable, receives from Buyer a written notice of such Claim in accordance with Section 7.06(a):

(a) within a 12-month period from the Closing Date in the case of a non-Tax-related Claim;

(b) within a 18-month period from the Closing Date in the case of a Tax-related Claim;

(c) within a 42-month period from the Closing Date in the case of a Claim related to any alleged breach by Seller or IP Company of its obligations under Sections 1.1, 2.2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 8.1, and 8.2 of the License Agreement to attempt to assign the Assigned Assets or to grant license rights to the Licensed Assets, which are to be performed by Seller or IP Company after the Closing, whether or not Buyer is seeking specific performance or other equitable remedies (an “Assigned or Licensed Asset-Related Claim”); or

(d) within the applicable statute of limitations in the case of a Assigned or Licensed Asset-Related Claim in which only specific performance or other equitable remedies are being sought by Buyer.

For the avoidance of doubt, (i) no Claim may be brought after the 12 month anniversary of the Closing Date (except for Tax-related Claims or Assigned or Licensed Asset-Related Claims), (ii) no Claim shall be brought after the 18 month anniversary of the Closing Date except solely for any Assigned or Licensed Asset-Related Claim, which may be brought pursuant to (x) Section 7.01(c) on or prior to the 42 month anniversary of the Closing Date, or (y) Section 7.01(d) on or prior to the end of the applicable statute of limitations. Notice of any Claim after the applicable time limit set forth in this Section 7.01 shall be null and void and shall have no force or effect and, for the avoidance of doubt, neither Seller nor the IP Company shall have any liability for any such Claim brought after the end of the applicable time limit.

Claims arising from the operation of NEWCO shall not be subject to any of the limitations set forth under this Article 7, and shall be subject to the applicable statute of limitations only. Claims for indemnification under Article 12 of the License Agreement, and claims for a breach of Section 3.7, Section 3.12, and Article 4 of the License Agreement shall be subject to the applicable statute of limitations only and shall not be subject to any limitations set forth in this Article 7 or in the License Agreement.

Section 7.02. Exclusive Remedy. Buyer hereby agrees that from and after the Closing, Buyer’s sole and exclusive remedy against Seller or any Affiliate thereof with respect to this Agreement, the License Agreement, the Employee Lease Agreement or any of the transactions contemplated hereby or thereby shall be limited to Claims for breaches of this Agreement, the License Agreement, the Employee Lease Agreement that are brought against Seller or the IP Company, in accordance with, and subject to, the limitations and other terms and conditions of this Article 7, and Buyer waives any other rights and claims Buyer or any of its Affiliates (including, after the Closing, the Company) may have against Seller or any Affiliate thereof, whether in law or in equity, relating to the Company, the Purchased Shares, the Licensed Assets, the Assigned Assets, this Agreement, the License Agreement, the Employee Lease Agreement or any of the transactions contemplated hereby or thereby; provided, however, that, for the avoidance of doubt, this Section 7.02 shall not apply to any claims for breach of, or otherwise arising under, (i) the Transition Services Agreement, which claims shall be brought exclusively thereunder, in accordance with, and subject to, the limitations and other terms and conditions thereof or (ii) (unless otherwise provided hereunder) any covenants or agreements in this Agreement, the License Agreement or the Employee Lease Agreement that by their terms are to be performed by Seller or IP Company after the Closing (collectively, the “Specified Covenants”); provided, however, that, for the avoidance of doubt, the time limits in which a Claim may be brought set forth in Section 7.01 shall in all cases apply to any claims for breach of, or otherwise arising under any Specified Covenant (the “Specified Covenant Claims”).

Section 7.03. Limitations to Liability.

(a) Neither Seller nor IP Company shall be liable for any damages, losses, claims, costs or expenses (including attorneys’ fees and expenses) (“Damages”) that are suffered by Buyer or its Affiliates (including, after the Closing, the Company) (i) in respect of any individual Claim (or series of related Claims) unless the amount of Damages with respect thereto exceeds US$127,500, and (ii) unless the aggregate amount of Damages with respect to all Claims exceeds $1,800,000 and then for the entire amount of such Damages (and not just the excess).

(b) Seller’s and IP Company’s aggregate maximum liability for all Claims shall not exceed US$18,000,000. Notwithstanding the foregoing, Seller’s maximum liability for all Claims for breaches of Fundamental Warranties or for breaches of any Specified Covenants shall not exceed US$63,750,000 in the aggregate; provided, however, that from and after the 18 month anniversary of the Closing Date, Seller’s and IP Company’s aggregate maximum liability for all Claims (which the Parties hereby acknowledge and agree may, at such time, only consist of Specified Covenant Claims) shall not exceed US$31,875,000; provided, further, that from and after the 30 month anniversary of the Closing Date until the 42 month anniversary of the Closing Date, Seller’s and IP Company’s aggregate maximum liability for all Claims (which the Parties hereby acknowledge and agree may, at such time, only consist of Specified Covenant Claims) shall not exceed US$15,937,500; and provided, further, that from and after the 42 month anniversary of the Closing Date, Seller and IP Company shall have no liability whatsoever for any damages Claims.

(c) For clarity, limitations under this Section 7.03 shall not apply to any price adjustment to be made pursuant to Sections 1.05 and 1.06 hereof.

Section 7.04. Calculation of Damages.

(a) The amount of any Damages payable hereunder shall be net of (i) any amounts recovered or recoverable by Buyer or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) any Tax benefit realized or expected to be realized by Buyer or its Affiliates arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, Buyer or its Affiliates shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any Damages. If Buyer or its Affiliates receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to a payment by Seller or IP Company, then such Person shall promptly reimburse Seller or IP Company, as applicable, for any payment made or expense incurred by such Person in connection with providing such payment up to the amount received by such Person, net of any expenses incurred by such Person in collecting such amount.

(b) Buyer shall use its reasonable best efforts to mitigate in accordance with applicable law any Damages claimed under this Agreement. If Buyer mitigates any Damages in respect of which Seller or IP Company has already made payment to Buyer, Buyer shall pay to Seller or IP Company, as applicable, an amount equal to the extent of the value of the benefit of such mitigation (less reasonable costs of mitigation) within ten Business Days after the benefit is received. Without limiting the foregoing, prior to making any Claim, if Buyer or the Company is entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party any or all of such Damages, Buyer shall use its reasonable best efforts to first pursue and enforce such claim for Damages against such third party (and for the avoidance of doubt, any actual recovery of Buyer, less reasonable costs incurred in obtaining the recovery, shall reduce or satisfy any Claim for such Damages to such extent and, for the avoidance of doubt, the time limits set forth in Section 7.01 shall be deemed satisfied in respect of any such Claim to the extent Buyer has made such claim for Damages against such third party within the limits prescribed by Section 7.01).

(c) Neither Seller nor IP Company shall be liable for any Damages relating to any matter to the extent that (A) there is included in the Financial Statements a specific liability or reserve relating to such matter or (B) Buyer or its Affiliates have otherwise been compensated for such matter pursuant to the terms of this Agreement, the License Agreement or the Employee Lease Agreement, as applicable. For the avoidance of doubt, neither Seller nor IP Company shall be liable under this Agreement, the License Agreement, the Employee Lease Agreement or in connection with the transactions contemplated hereby or thereby more than once in respect of the same Damages.

(d) In no event shall any punitive, special, consequential or incidental damages, loss of future revenue or income, business interruption, cost of capital, loss of business reputation or opportunity, or diminution in value be included in the determination as to whether any Damage has occurred or as to the amount of any Damage incurred.

Section 7.05. Additional Limitations.

(a) Buyer acknowledges and agrees that (i) the Seller Warranties are made subject to the facts, matters and circumstances Disclosed (but only to the extent that, for the avoidance of doubt, such facts, matters and circumstances are fairly disclosed therein), (ii) it shall be deemed to have knowledge of all such facts, matters and circumstances Disclosed, and (iii) Seller shall have no liability in respect of any such facts, matters or circumstances hereunder.

(b) Buyer hereby acknowledges and agrees that it is not aware of any facts, circumstances, matters or other information as of the date hereof, which could reasonably be expected to give rise to a Claim.

(c) Neither Seller nor IP Company shall be liable for any Claim to the extent that (x) the alleged breach which is the subject of the Claim is capable of remedy, and is remedied within 30 days of the date on which notice of such Claim is received by Seller or IP Company; or (y) such Claim arises or is increased (in which case for the incremental part only) directly or indirectly as a result of:

(i) the passing of, or a change in, a law, interpretation of the law or administrative practice of any Governmental Body in any case occurring on or after the date of this Agreement (but which has not been publicly published by the relevant Governmental Body as of the date of this Agreement);

(ii) an increase in the Tax rates or an imposition of Tax in each case not in force at the date of this Agreement (but which has not been publicly published by the relevant Governmental Body as of the date of this Agreement);

(iii) the change by statute or by any regulatory or other body of any accounting policy or a change in the application of any accounting policy or estimation technique in the preparation of financial statements, or any difference in any of the foregoing as between the Company prior to the date of this Agreement and Buyer and the Company following Closing (but which has not been publicly published by the relevant Governmental Body as of the date of this Agreement);

(iv) any act, omission, transaction or arrangement (A) carried out in accordance with the provisions of this Agreement or at the request of or with the approval of Buyer before or at Closing or (B) by or on behalf of Buyer or its Affiliates on or after Closing (including any breach by Buyer of any of its obligations under this Agreement); or

(v) any reorganization or change in ownership of any member of Buyer or its Affiliates (including the Company) on or after Closing.

Section 7.06. Claim Procedures.

(a) Buyer agrees to reasonably promptly give notice in writing to Seller of the assertion of any Claim by Buyer or any third party or the commencement of any suit, action or proceeding by Buyer or any third party in respect of which a Claim will be brought by Buyer. Such notice shall set forth in reasonable detail such Claim and the basis therefor, including the amount of Damages claimed, Buyer’s calculation thereof and any supporting documentation therefor.

(b) Any Claim shall, if it has not been previously satisfied, settled or withdrawn, be deemed to be automatically withdrawn nine (9) months after notice thereof was first given pursuant to the foregoing Section 7.06(a), unless legal proceedings in respect thereof have formally commenced.

(c) Seller will be entitled to participate in the defense of any third party claim that is the subject of a notice given by Buyer pursuant to Section 7.06(a) (a “Third Party Claim”). In addition, Seller will have the option to assume the defense of any Third Party Claim arising from a claim of invalidity or infringement of any of the Licensed Assets or any Assigned Assets that are a Gymboree Inclusive Mark (as defined in the License Agreement) with counsel of its choice reasonably satisfactory to Buyer. Buyer shall ensure that Seller and its representatives are given reasonable access to the relevant records, information and management of the Company to investigate, defend or otherwise participate in, as applicable, any Third Party Claim.

(d) Buyer shall not (and shall ensure that the Company, Buyer’s Affiliates and any of their employees, officers, representatives or agents shall not) admit liability or make any agreement, settlement or compromise with any Person or Governmental Body in relation to any Third Party Claim the defense of which has not been assumed by Seller, without the prior consultation with Seller; provided that the prior written consent of Seller, which consent shall not be unreasonably withheld, shall be required in respect of any such agreement, settlement or compromise that does not include a release from all liabilities and obligations of Seller and its Affiliates with respect to the underlying claim or that imposes injunctive or other equitable relief.

(e) Buyer shall take such actions that Seller reasonably requests to avoid, resist, dispute, appeal, compromise or defend any Third Party Claim.

(f) Neither Buyer nor any of its Affiliates or the Company shall be required to take any action or refrain from taking any action pursuant to Section 7.06(e) if the action or omission requested would, in the reasonable opinion of Buyer, be materially prejudicial to the business of Buyer, any of its Affiliates or the Company.

(g) Buyer shall take reasonable measures to mitigate any Damages suffered by it or its relevant Affiliates or the Company in respect of a third party claim.

(h) This Section 7.06 (except subsection (g) hereof) shall not apply to any Third Party Claim for or related to Taxes which such claims shall be governed by Section 8.07.

Section 7.07. Acknowledgment by Buyer. Buyer acknowledges that it has conducted, to its satisfaction, and is relying on, its own independent investigation, analysis and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and Assigned Assets in entering into the Contemplated Transactions. Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the Contemplated Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded full and open access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company. Buyer has determined to rely only on the Seller Warranties expressly and specifically set forth in ARTICLE 2 and the License Agreement, as applicable.

Section 7.08. Adjustments. Any amount paid by Seller or Buyer under this ARTICLE 7 will be deemed an adjustment to the Purchase Price.

ARTICLE 8

TAX MATTERS

Section 8.01. Responsibility for Filing Tax Returns.

(a) Seller shall include the income of the Company (including any deferred items triggered into income by U.S. Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under U.S. Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal and to the extent applicable, state income Tax Returns for all periods through the end of the Closing Date and pay any U.S. federal and to the extent applicable, state income Taxes attributable to such income as shown on such Tax Returns. Buyer shall (or shall cause Company to) furnish Tax information to Seller as reasonably requested for inclusion in Seller’s consolidated federal and to the extent applicable state income Tax Returns for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b) Seller will prepare or cause to be prepared and file or cause to be filed (or if required by Law, the Company will file) all Tax Returns of the Company for all taxable periods ending on or before the Closing Date consistent with the past practice of the Company in filing its Tax Returns. Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any Straddle Period (a “Buyer Return”) consistent with the past practice of the Company in filing its Tax Returns. Buyer shall provide draft copies of any such Tax Returns to Seller for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns and shall make such revisions as are reasonably requested by Seller. The Company will not (and Buyer will not permit or cause the Company to) waive any carryback of any net operating loss, capital loss or credit on any Buyer Return.

(c) Without the prior written consent of Seller, which consent shall not be unreasonably withheld, Buyer will not (and will not permit or cause the Company to) (i) file any Tax Return that includes or relates to a Pre-Closing Tax Period other than the filing of a Buyer Return pursuant to Section 8.01(b), (ii) amend any Tax Return that includes or relates to a Pre-Closing Tax Period or (iii) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period.

Section 8.02. Post-Closing Elections. At Seller’s request, Buyer shall cause the Company to make and/or join, at Seller’s sole cost and expense, with Seller in making any election or amendment if the making of such election or amendment does not have a material adverse impact on Buyer or the Company for any post-Closing Tax period.

Section 8.03. Tax-Sharing Agreements. Any tax sharing agreement between Seller or any of its Affiliates and Company will be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

Section 8.04. Section 336 and 338 Elections. None of Buyer, the Company or any of their Affiliates shall make an election under Code Section 338 (or any comparable provision of applicable Tax law) with respect to the transactions contemplated by this Agreement. Seller shall not make an election under Code Section 336(e) with respect to the transactions contemplated by this Agreement.

Section 8.05. Closing Date Transactions. Buyer agrees not to cause or allow the Company to engage in any transaction not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Purchased Shares.

Section 8.06. Transfer Taxes. All transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the Contemplated Transactions shall be borne and paid by Buyer. Buyer shall prepare and file all necessary Tax Returns with respect to all such Transfer Taxes and, if required by applicable law, Seller will join in the execution and delivery of any such Tax Return.

Section 8.07. Cooperation.

(a) Buyer, the Company, and Seller will cooperate, as and to the extent reasonably requested by any of Buyer, the Company, or Seller, in connection with any Tax matters relating to the Company or the Assigned Assets, including by the provision of reasonably relevant records or information. The party requesting such cooperation will pay the reasonable, documented, out-of-pocket expenses of the other parties.

(b) From and after the Closing Date, Buyer shall (or shall cause the Company to) notify Seller in writing within ten (10) Business Days of receiving notice of a potential Tax audit, or administrative or judicial proceeding or other claim (i) with respect to the Company with respect to Taxes of or related to any Pre-Closing Tax Period or (ii) in respect of which a Claim will be brought by Buyer (a “Pre-Closing Tax Proceeding”); provided, however, that the failure to give such notice shall not affect the indemnification provided in Article VII or any other obligation of Seller other than to the extent that Seller has been actually prejudiced as a result of such failure. Seller shall have the right (but not the obligation) at its own expense to control the prosecution and defense of any Pre-Closing Tax Proceeding including the settlement, compromise, admission, or acknowledgment of any such Seller Tax Proceeding. Buyer shall be entitled, at Buyer’s own expense, to participate in any Pre-Closing Tax Proceeding control of which Seller has assumed (including attending conferences with the relevant Governmental Body and reviewing and providing comments with respect to written responses provided to the relevant Governmental Body) to the extent such Pre-Closing Tax Proceeding could reasonably be expected to materially increase the Taxes of the Company, its Affiliates, or Buyer after the Closing Date. Buyer shall in any event keep Seller informed of all developments of which it is aware (including Buyer and the Company communications with or from any relevant Governmental Body) on a timely basis, and shall provide to Seller copies of any and all correspondence related to such Pre-Closing Tax Proceeding. Seller shall not settle any Pre-Closing Tax Proceeding that could reasonably be expected to materially increase the Taxes of the Company, its Affiliates, or Buyer after the Closing Date without Buyer’s consent, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall be entitled to assume control over the prosecution and defense of any Tax Proceeding that Seller chooses not to control; provided that Buyer shall not (and shall not cause or permit the Company to) settle any Pre-Closing Tax Proceeding without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 9

DEFINITIONS

Section 9.01. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“Accounting Firm” means BDO International Limited or another internationally recognized accounting firm as agreed by the parties in writing, provided that if the parties cannot so agree, each party shall promptly select an internationally recognized accounting firm who shall decide on a third such firm to serve as the Accounting Firm by the time the parties are required to submit unresolved Disputed Items to such Accounting Firm pursuant to Section 1.05(b).

“Accounting Principles Schedule” means the accounting principles set forth on Section 9.01(a) of the Disclosure Schedule.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreed Accounting Principles” means, the accounting principles as set forth in the attached Accounting Principles Schedule.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrain or regulate actions having the potential purpose or effect of monopolization or restraint of trade or impediment or lessening of competition or strengthening of dominant positions through merger or acquisition, including, but not limited to, the HSR Act.

“Assigned Assets” has the meaning set forth in the Preamble and in its definition in the License Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California, Hong Kong or the PRC are authorized or required by applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.03(a).

“Cash” means, as of the Closing Time (but before taking into account the consummation of the Contemplated Transactions) all cash, all cash equivalents and all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations and including pending credit card receivables), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit.

“Chinese Sale Closing” has the meaning set forth in Section 1.03(a)(i).

“Claim” has the meaning set forth in Section 7.01.

“Closing” has the meaning set forth in Section 1.02(b).

“Closing Date” has the meaning set forth in Section 1.04(a).

“Closing Payment” has the meaning set forth in Section 1.02(b).

“Closing Statement” has the meaning set forth in Section 1.05.

“Closing Time” means 11:59 PM Hong Kong time on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Gymboree Play Programs, Inc., a California corporation.

“Conditions Precedent” has the meaning set forth in Section 1.03(a).

“Confidentiality Agreement” means that certain confidentiality agreement between Gymboree Isles, Inc. and Mr. Shi Jiangang, dated December 25, 2015 and the acknowledgement thereto among Gymboree Isles, Inc., Mr. Shi Jiangang, and Seller.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Purchased Shares, (b) the execution and delivery of the Transaction Documents, and (c) the payment of fees and expenses relating to such transactions.

“D&O Costs” has the meaning set forth in Section 6.05(b).

“D&O Expenses” has the meaning set forth in Section 6.05(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 6.05(b).

“D&O Indemnified Person” has the meaning set forth in Section 6.05(a).

“D&O Indemnifying Party” has the meaning set forth in Section 6.05(b).

“Damages” has the meaning set forth in Section 7.03(a).

“Data Room” means the online data room made available to Buyer and its representatives prior to the date hereof, as represented by the data room index attached as Exhibit C hereto.

“Deposit” has the meaning set forth in the Preamble.

“Disclosed” means the fair disclosure of the facts, matters or circumstances referred to or described in writing in each of the following: (i) the Disclosure Schedule, (ii) the Data Room and (iii) management due diligence sessions or presentations with or to Buyer or its representatives.

“Disclosure Schedule” means the Schedules attached as Schedule A hereto.

“Disputed Items” has the meaning set forth in Section 1.05(b).

“Dispute Statement” has the meaning set forth in Section 1.05(b).

“Employee Lease Agreement” means an employee lease agreement in substantially the form attached hereto as Exhibit D.

“Financial Statements” has the meaning set forth in Section 2.06.

“Fundamental Warranties” means the Seller Warranties set forth in Section 2.01, Section 2.02, Section 2.03 and Section 2.04 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.

“Government Antitrust Entities” means any Governmental Body with jurisdiction over Antitrust Laws.

“Governmental Body” means any local, regional, transnational, foreign or other government authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as of the Closing Time (but before taking into account the consummation of the Contemplated Transactions), the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money (i) owed under a credit facility of the Company or (ii) evidenced by any note, bond, debenture or other debt security issued by the Company.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) patents, utility models and rights in inventions; (ii) trademarks, service marks, rights in logos, trade names rights in each of get-up and trade dress, copyright, design rights, domain names and brand names, (iii) copyrights and works of authorship, and (iv) rights in each of know-how, confidential information and trade secrets, in each case: (x) anywhere in the jurisdictions where the Company or the IP Company operates; and (y) whether unregistered or registered.

“IT Contract” means any third party contract under which an IT System is licensed, leased, supplied, maintained or supported.

“IT Systems” means the information and communications technologies used by the Company, including hardware, software, networks and associated systems.

“Knowledge” means, when used with respect to Seller, the actual knowledge, without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge), of Mark Breitbard, Andrew North, Dan O’Shaughnessy, Dawn Sagorski and Jill Johnston.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, right of first refusal, right to acquire, title retention, trust arrangement, any judicial or administrative mandatory measures of sequestration, freeze or seizure, or other similar restriction.

“Long Stop Date” has the meaning set forth in Section 10.02(c).

“Master Franchise Agreement” means the Master Franchise Agreement by and between the Company and Gymboree (China) Commercial and Trading Co., Ltd.

“Material Adverse Effect” means an event, occurrence, or development that (whether individually or in aggregate) has had or is reasonably likely to have a material adverse effect upon the financial condition or operating results of the Company, except any adverse effect related to or resulting from (i) general business or economic conditions affecting the industry in which the Company operates, (ii) national or international political or social conditions, including international, regional or national hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack, or natural disasters or force majeure events, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, (vi) the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the Contemplated Transactions, (vii) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter Disclosed), (viii) any adverse change in or effect on the business of the Company that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated, or (ix) the announcement, pendency or consummation of this Agreement and the Contemplated Transactions (including any loss of customers, franchisees, employees, contractors or suppliers of the business).

“Material Contract” or “Material Contracts” has the meaning set forth in Section 2.13(b).

“Net Working Capital” means an amount equal to the sum of (i) the current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule minus (ii) the current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the Closing Time in accordance with the provisions of this Agreement, including Section 1.05 and the Agreed Accounting Principles. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles. The parties also acknowledge that while the line item “Accounts Receivable – Intercompany/Affiliated Parties” as of the Closing Time is expected to be zero as a result of the reversal of all Intercompany Arrangements in connection with the transactions contemplated by this Agreement, due to timing issues associated with reversing and unwinding all such Intercompany Arrangements, there may exist a balance for such line item as of the Closing Time and, for the avoidance of doubt, any amount set forth on such line item shall be considered as part of the Net Working Capital as of the Closing Time.

“Net Working Capital Calculation Schedule” means the schedule of line items representing Net Working Capital set forth on Section 9.01(b) of the Disclosure Schedule.

“Net Working Capital Lower Target” means US$1,550,000.

“Net Working Capital Upper Target” means US$1,950,000.

“NEWCO” has the meaning ascribed thereto in the License Agreement.

“Newco LLC Agreement” means the limited liability company agreement of NEWCO in substantially the form attached hereto as Exhibit E.

“Newco Marks Assignment and License” has the meaning set forth in the Preamble hereto.

“Permitted Actions” means (a) payment of dividends or distributions to Seller or its Affiliates, (b) payments to employees or executives of the Company of bonus or similar payments, (c) settlement or write-off of intercompany accounts and (d) payment to certain advisors engaged by Buyer in connection with the transactions contemplated hereby.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or other entity of any kind.

“PRC” means the People’s Republic of China.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 8.07(b).

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchased Shares” has the meaning set forth in the Preamble.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Affiliated Group” means the affiliated group within the meaning of Code Section 1504(a) which includes Seller and Company or any similar group defined under a similar provision of state, local, or non-U.S. law of which the Company is a member.

“Seller Warranties” means the representations and warranties of Seller set out in ARTICLE 2 of this Agreement and the License Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Surviving Provisions” means ARTICLE 7 and ARTICLE 11.

“Tax” or “Taxes” means any (i) federal, national, regional, state, local or foreign income, goods and services, harmonized sales, corporation, land transfer, capital, margins, capital gains, ad valorem, service, occupation, unclaimed property, other property, escheat, employment, import, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, whether direct or indirect, including any estimated taxes, deficiency assessments, interest, penalty, or addition thereto, whether disputed or not, imposed by a Governmental Body, and for greater certainty includes, without limiting the generality of the foregoing, Social Security and employment insurance premiums; and (ii) any liability for the payment of any amounts of the type described in (i) as a result of being or having been a member of a consolidated, combined or unitary or aggregate group for any taxable period.

“Tax Returns” means all federal, state, local and foreign Tax returns, reports, information returns or other documents (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax (and any amendments thereto).

“Transaction Documents” means this Agreement, the License Agreement, the Transition Services Agreement, the Employee Lease Agreement and Newco LLC Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.06.

“Transition Services Agreement” means a transition services agreement in substantially the form attached hereto as Exhibit F.

Section 9.02. Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified.

(b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “US$”, “$”, and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(d) Except as otherwise set out herein, foreign currency exchange rates required for any calculation or determination to be made under or pursuant to this Agreement shall be determined using the applicable cross-rate published by Bloomberg at 11:00 am (Hong Kong time) on the date hereof.

(e) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 10

TERMINATION

Section 10.01. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

Section 10.02. Termination by Seller. This Agreement may be terminated unilaterally by Seller at any time prior to the Closing:

(a) if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law that remains in effect or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Contemplated Transactions;

(b) if there occurs a material breach of Buyer’s representations, warranties, covenants, agreements or other obligations under this Agreement or any of the other Transaction Documents, and such breach, if capable of being remedied, fails to be fully remedied within ten (10) Business Days after Seller notifies Buyer of such breach in writing;

(c) if the Closing has not occurred on or prior to 1:00 p.m. (Pacific Time) on July 15, 2016 (the “Long Stop Date”); provided, however, that Seller may not terminate this Agreement pursuant to this Section 10.02(c) if the sole reason the Closing has not occurred by such time is Seller’s failure to satisfy the Condition Precedent set forth in Section 1.03(a)(iii) or deliver or cause to be delivered the documents set forth in Section 1.04(b);

Section 10.03. Notice of Termination; Effect of Termination. Seller shall provide Buyer written notice of any termination of this Agreement pursuant to Section 10.02 and this Agreement shall be deemed terminated automatically and immediately upon Seller’s delivery of any such written notice to Buyer. If this Agreement is terminated pursuant to this Article 10, it will become void and of no further force and effect, with no liability on the part of any party hereto (or any stockholder, director, officer, employee, agent or representative of such party) to any other party hereto, except (i) with respect to the Surviving Provisions (and any related definitions contained in any such Sections or Article 9), which shall remain in full force and effect and (ii) a party hereto shall remain liable for any liabilities or damages caused by such party to the extent such liabilities or damages were the result of fraud or the willful and material breach of this Agreement or any other Transaction Document by such party.

Section 10.04. Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Seller pursuant to Section 10.02(b) or 10.02(c), then Buyer shall pay to Seller a fee in an amount equal to US$20,000,000 (the “Termination Fee”); provided, however, that the parties hereby acknowledge and agree that payment of the Termination Fee under this Section 10.04 shall be deemed satisfied by Seller retaining the Deposit.

(b) Each of Buyer and Seller acknowledges and hereby agrees that the provisions of this Section 10.04 are an integral part of the Contemplated Transactions and that, without such provisions, Seller would not have entered into this Agreement.

(c) The parties further acknowledge and agree that (i) payment of the Termination Fee shall constitute liquidated and stipulated damages, (ii) the amount of the Termination Fee represents a fair estimate of Seller’s loss in the event where Closing does not occur, (iii) payment of the Termination Fee does not constitute a penalty and (iv) in the event this Agreement is terminated pursuant to Section 10.02(b) or (c), the Termination Fee shall be Seller’s sole and exclusive remedy and, except for receiving the Termination Fee as provided above, Seller shall not have any other claim or remedy under this Agreement or any other Transaction Documents and to the extent Buyer shall pay the Termination Fee, Seller shall have no further claim or recourse (including without limitation specific performance) against Buyer or any of its Affiliates under this Agreement or any other Transaction Documents, in each case, upon any termination of this Agreement pursuant to Section 10.02(b) or (c).

ARTICLE 11

MISCELLANEOUS

Section 11.01. Press Releases and Communications; Confidentiality. No press release or public announcement related to this Agreement or the Contemplated Transactions, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of Seller or its Affiliates (including, prior to the Closing, the Company), will be issued or made by any party hereto or the Company without the joint approval of Buyer and Seller, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit Seller or its Affiliates (including, prior to the Closing, the Company) from making any announcement to its employees, customers and other business relations to the extent Seller or its Affiliates (including, prior to the Closing, the Company) reasonably determines in good faith that such announcement is necessary or advisable. For the avoidance of doubt, the parties hereto acknowledge and agree that Seller and its Affiliates (except for, following the Closing, the Company) may provide general information about the subject matter of this Agreement and the Company (including their performance and improvements) in connection with the ordinary course business operations of Seller and its Affiliates, including fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, in no event will Buyer or, after the Closing, the Company have any right to use Seller’s (or any of its Affiliate’s) name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Seller. The parties agree that the Confidentiality Agreement shall continue in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, the parties agree that they or their respective representatives may disclose to any Person the tax treatment and tax structure of the Contemplated Transactions, including all materials of any kind relating to such tax treatment and tax structure. Notwithstanding the foregoing, the parties agree that Seller shall make any filing or other publication with the United States Securities and Exchange Commission and any other Governmental Body to the extent Seller determines, in its reasonable discretion, that such filing or publication is required by Law, including filings both before and after Closing (in which case Seller will, to the extent practicable and permitted by Law, provide Buyer with notice and an opportunity to review and comment on any such filing or publication; provided that without limiting the provisions of Article 8 hereof, the foregoing shall not apply to any Tax Return or Tax-related filing with any Tax authority).

Section 11.02. Expenses. Except as otherwise expressly provided herein, Buyer and Seller will each pay their own expenses and Taxes (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of and the Contemplated Transactions (whether consummated or not).

Section 11.03. Prevailing Party. Subject to the terms of Section 11.05, in the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

Section 11.04. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by nationally recognized overnight courier, registered mail, certified mail, facsimile or pdf. Any notice, request, demand, claim or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) one business day following the date sent when sent by overnight delivery, (b) upon confirmation of receipt when sent by facsimile or e-mail (as a pdf) or (c) upon personal delivery, addressed as follows (unless another address has been previously specified in writing):

Notices to Buyer:

Zeavion Holding Pte. Ltd.

Address: 15th Floor, 1111 South Pudong Road, Shanghai, China

Attn: Mr. Zhenyu Zhang

Tel: +86 136 3658 9120

Email: 13636589120@163.com

Notices to Seller:

The Gymboree Corporation

500 Howard St.

San Francisco, CA 94105

Attention: Chief Executive Officer

With copies (which shall not constitute notice pursuant to this Section 11.4) to:

The Gymboree Corporation

500 Howard St.

San Francisco, CA 94105

Attention: Legal Department

E-mail: LegalDepartment@Gymboree.com

and

Sheppard Mullin Richter & Hampton LLP

1901 Avenue of the Stars

Suite 1600

Los Angeles, CA 90067

Attention: Craig Cardon, Esq.

Facsimile: (310) 228-3701

E-mail: ccardon@sheppardmullin.com

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: William E. Mone

Facsimile: (617) 235-9562

E-mail: William.Mone@ropesgray.com

Section 11.05. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of Law or otherwise) without the prior written agreement of Buyer and Seller. Any purported assignment in breach of this Section 11.05 shall be null and void.

Section 11.06. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

Section 11.07. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedule attached to this Agreement has been arranged for purposes of convenience in separately titled sections corresponding to Sections of this Agreement; provided, however, that each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

Section 11.08. Amendment and Waiver. Any provision of this Agreement or any Schedules or Exhibits may be amended or waived only in a writing signed by the parties hereto. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.09. Complete Agreement. This Agreement and the documents referred to herein (including the Transaction Documents and the Confidentiality Agreement) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.10. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

Section 11.11. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the Laws of the State of California, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

Section 11.12. Arbitration. Subject to Section 1.05 (which will govern any dispute arising thereunder), any dispute arising out of or in connection with this Agreement shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these rules. The arbitration proceedings shall be conducted in English and Chinese. Any award is final and may be enforced in any court of competent jurisdiction. The number of arbitrators shall be three. The parties shall duly and punctually perform their obligations hereunder pending issuance of the arbitral award. Nothing contained herein shall preclude any party from seeking provisional, interim or conservatory measures (including injunctive relief) from any court of competent jurisdiction. The parties agree that any decision of the arbitral tribunal shall be final and binding on the parties and shall be non-appealable to a court of Law. The seat of arbitration shall be Hong Kong.

Section 11.13. No Third Party Beneficiaries. No Person other than the parties hereto will have any rights, remedies, obligations or benefits under any provision of this Agreement, other than as provided in Section 11.16 and Section 11.17, and except for the D&O Indemnified Persons pursuant to Section 6.05, and IP Company, pursuant to Article 7, who shall in each case of the foregoing be express third party beneficiaries hereunder and the parties agree that each such third party beneficiary shall accordingly have the right to enforce the applicable terms of this Agreement.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.15. No Presumption. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.16. Limitation on Recourse. No claim shall be brought or maintained by any party hereto or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any past, present or future officer, director, employee, equityholder, member, partner, manager or controlling person of Buyer or Seller or of any Affiliate of Buyer or Seller, as applicable (all of whom shall be third party beneficiaries of this Agreement for purposes of enforcing this Section), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder.

Section 11.17. Prior Company Counsel. Each of Buyer and Seller agrees that it and the Company will take all steps necessary to ensure that any privilege attaching as a result of Ropes & Gray LLP, Sheppard, Mullin, Richter & Hampton LLP or other counsel from time to time retained by the Company prior to the Closing (collectively, “Prior Company Counsel”), whether or not in connection with the Contemplated Transactions, will survive the Closing and will remain in effect; provided that from and after the Closing such privilege will be controlled by Seller and not the Company. In addition, each of Buyer and Seller waives, and agrees to cause the Company to waive, any conflicts that may arise in connection with (i) Prior Company Counsel representing Seller after the Closing and (ii) the communication by Prior Company Counsel to Seller, in any such representation, of any fact known to Prior Company Counsel, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with either Buyer or the Company following the

Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute. Each of Buyer and Seller acknowledges that it and the Company has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.17 is for the benefit of Seller and Prior Company Counsel, and Prior Company Counsel is an intended third-party beneficiary of this Section 11.17. This Section 11.17 will be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of Seller and each Prior Company Counsel affected thereby.

[signatures follow]

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement on the day and year first above written.

BUYER:

ZEAVION HOLDING PTE. LTD.

By:	/s/ Jiangang SHI
Name:	Jiangang SHI
Title:	Director

[Signature Page to Share Purchase Agreement]

SELLER:

THE GYMBOREE CORPORATION

By:	/s/ Mark Breitbard
Name:	Mark Breitbard
Title:	CEO

[Signature Page to Share Purchase Agreement]